Exhibit 99.1

NEWS RELEASE

Date:	November 28, 2007
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA TECHNOLOGIES REPORTS FOURTH QUARTER AND FISCAL 2007
FINANCIAL RESULTS

•                  Q407 Revenue: $19.1 million (increase of 14% year over year)

•                  Q407 EPS of $0.07 vs. Q406 EPS of $0.05

•                  FY07 Revenue: $70.1 million (increase of 17% year over year)

•                  FY07 EPS of $0.14 vs. FY06 EPS of $0.07

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced fourth quarter earnings of $677,000, or $0.07 per diluted share, on revenue of $19.1 million for the quarter ended October 31, 2007.  This compares to earnings of $516,000, or $0.05 per diluted share, on revenue of $16.7 million for the quarter ended October 31, 2006.

For the fiscal year ended October 31, 2007, the company reported earnings of $1,432,000, or $0.14 per diluted share, on revenue of $70.1 million compared to net income of $719,000, or $0.07 per diluted share, on revenue of $60.0 million for the same period ended October 31, 2006.

The reported results are un-audited and, although no material changes are expected, are subject to change.  The audit is expected to be complete by the end of December 2007.

During the fourth quarter of fiscal 2007, services revenue increased 21.5% to $10.2 million from $8.4 million posted during the fiscal fourth quarter of 2006.  “This marks the first time in our history that quarterly services revenue has exceeded $10 million and illustrates the attractiveness of building a recurring revenue stream.   Since we initiated our strategic objectives to expand our wholesale services offering and focus on large customer opportunities with multiple locations, our services revenue has shown six quarters of year-over-year improvement,” commented Greg Forrest, President and CEO of XETA.  In fiscal 2007, services revenue increased 24.8% to $37.3 million from $29.9 million posted during fiscal 2006.

Fourth quarter 2007 systems revenue grew 2.4% to $8.4 million from $8.2 million posted during the same period last year.  Comparing systems revenue on an annual basis, revenue increased 8.9% year over year.

Fourth quarter 2007 gross margin increased 340 basis points to 28.9% of revenue versus 25.5% of revenue during the same period last year.  Improvements in services revenue profitability combined with significantly higher services revenue were primarily responsible for the increase in fourth quarter gross margin.  The increase in gross margin was partially offset by increased SG&A costs during the fourth quarter.  Fourth quarter net margin increased to 3.5% of fiscal 2007 revenue, versus 3.1% of fourth quarter of fiscal 2006 revenue.

Commenting on fiscal 2007, Mr. Forrest said “Our main objectives for this past year were to acquire significant market share and to grow revenue faster than the market.  By focusing on our key strategies we were able to grow our top line by 17% during the fiscal year, clearly outpacing the growth of the telephony equipment market as well as our annual target of 15%.  Our profitability also improved primarily due to the previously mentioned gross margin improvement.  As a percentage of revenue, net margin grew to 2.0% of 2007 revenue versus 1.2% of fiscal 2006 revenue.”

The company has set targets to grow revenue 15% annually and show incremental improvements in profitability for the next three to five years.  For fiscal 2008 however, the company expects its revenue growth to exceed 15%, reflecting recent announcements regarding the orders received from Miami-Dade County Public Schools and the acquisition of HCI’s commercial division.  The company is setting earnings per share expectations for fiscal 2008 in the range of $0.22 to $0.28.

The company expects 1Q08 earnings per share to be in the range of $0.03 to $0.05.

The company will host a conference call and webcast to discuss these results at 10:00 a.m. Central Time on Thursday, November 29, 2007. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com  under the investor relations portion of the website.  A replay of the webcast will be archived on the company’s website for 60 days.

Condensed Consolidated Statements of Income		Three Months Ended October 31,		Fiscal Year Ended October 31,
		2007	2006	2007	2006

Sales	Services	$10,264	$8,449	$37,296	$29,894
	Systems	8,399	8,200	31,846	29,249
	Other	442	79	951	822
	Total	19,105	16,728	70,093	59,965

Cost of Sales	Services	6,855	6,230	25,877	21,645
	Systems	6,297	6,165	24,216	22,162
	Other	425	70	1,792	1,424
	Total	13,577	12,465	51,885	45,231

Gross Profit		5,528	4,263	18,208	14,734

Gross Profit Margin		29%	25%	26%	25%

Operating Expense
Selling, general and administrative		4,188	3,252	15,134	12,969
Amortization		186	122	657	428
Total operating expenses		4,374	3,374	15,791	13,397

Income from Operations		1,154	889	2,417	1,337

Interest expense		(54)	(47)	(93)	(170)
Interest and other income		14	8	49	42
Total Interest and Other Expense		(40)	(39)	(44)	(128)

Income before provision for income taxes		1,114	850	2,373	1,209
Provision for income taxes		437	334	941	490
Net Income after Tax		$677	$516	$1,432	$719

Basic Earnings Per Share		$0.07	$0.05	$0.14	$0.07
Diluted Earnings Per Share		$0.07	$0.05	$0.14	$0.07
Wt. Avg. Common Shares Outstanding		10,215	10,215	10,215	10,208
Wt. Avg. Common Equivalent Shares		10,215	10,215	10,215	10,210

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights
			October 31, 2007	October 31, 2006
Assets	Current	Cash	$403	$174
		Receivables (net)	16,236	12,246
		Inventories (net)	4,297	4,943
		Other	1,944	1,362
		Subtotal	22,880	18,725

	Non-Current	PPE (net)	10,611	10,485
		Goodwill & Intangibles	26,469	26,563
		Other	136	140
		Subtotal	37,216	37,188

	Total Assets		$60,096	$55,913

Liabilities	Current	Revolving Line of Credit	$2,759	$3,119
		Accounts Payable	5,670	4,326
		Accrued Liabilities	3,565	2,994
		Unearned Revenue	2,212	1,803
		Notes Payable	171	172
		Subtotal	14,377	12,414

	Non-Current	Long Term Debt	1,355	1,526
		Noncurrent deferred tax liability	4,632	3,572
		Other	293	516
		Subtotal	6,280	5,614

	Total Liabilities		20,657	18,028

Equity			39,439	37,885

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA to Net Income	Quarter Ending Oct 31st		Fiscal Year Ending Oct 31st
	2007	2006	2007	2006

Net income (loss)	$677	$516	$1,432	$719
Interest	54	47	93	170
Provision (benefit) for income taxes	437	334	941	490
Depreciation	158	127	552	507
Amortization	186	122	657	429
EBITDA(*)	$1,512	$1,146	$3,675	$2,315

(The information is presented in thousands.)

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About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum National Business Partner, Nortel Elite Advantage Partner, and Mitel premium PARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive maintenance programs that ensure network reliability and maximized network up-time. More information about XETA (NASDAQ: XETA) is available at www.xeta.com.

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*The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods.  XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses.  EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”).  A reconciliation of EBITDA to net income is provided above.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning revenue targets and earnings expectations. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to maintain and improve upon current gross profit margins; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; the availability and retention of revenue professionals and certified technicians; and capital spending trends in the Company’s markets.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2006, as updated in its subsequently filed Form 10-Qs for the first three quarters of fiscal 2007.